Exhibit 11.1

GUARDIAN METAL RESOURCES PLC

SHARE DEALING POLICY

14 September 2026

Contents

1.	Introduction	3
2.	Insider Dealing	4
3.	Unlawful Disclosure of Inside Information	4
4.	Market Manipulation	4
5.	Civil Sanctions for Breach of Market Abuse Regime	5
6.	Criminal Sanctions for Breach of Market Abuse Regime	5
7.	General	7
8.	Definitions	8
Part A - Clearance Procedures		14
1.	Inside Information	14
2.	Dealing by Restricted Persons	14
3.	Clearance to Deal	14
4.	Insider Lists	16
Further Guidance		16
Company Secretary Contact Details		16
Part B - Additional Provisions for PDMRs		17
1.	Circumstances for Refusal	17
2.	Notification of Transactions	18
3.	PCAs and Investment Managers	19
Part C - Inside Information Management		20
1.	Disclosure Officer	20
2.	Responsibility for Record Keeping	20
3.	Website	20
4.	Deciding whether information is inside information	20
5.	Deciding whether to delay the announcement of inside information	22
6.	During the period of delay in disclosing inside information	23
7.	Deciding to release inside information	25
8.	Advisers	25
Schedule 1 - Clearance Application Template		27
Schedule 2 - Notification Template (PDMR Transactions)		28
Schedule 3 - Examples of Notifiable Transactions		30
Schedule 4 - Letter from Company to PDMRs		31
Schedule 5 - Letter From PDMRs to PCAs		34
Schedule 6 - New Inside Information Matter - Details to be Recorded		36
Schedule 7 - Delayed Disclosure FCA Notification		38
Schedule 8 - Insider Notice		39
Schedule 9 - Adviser Notice		41

Guardian Metal Resources Plc – Share Dealing Policy

GUARDIAN METAL RESOURCES PLC

(the “Company”)

1.	Introduction

Set out in this document is the Company’s policy on dealings in securities and the management of inside information (the “Share Dealing Policy”). This Share Dealing Policy applies to all Applicable Employees, Restricted Persons and PDMRs (as defined below) of the Group (as defined below) including all members of the board of the Company (the “Board”).

The purpose of this Share Dealing Policy is to:

a)

assist the Company and its staff in complying with their obligations under the UK Market Abuse Regulation (Regulation (EU) 596/2014), the AIM Rules for Companies, the U.S. federal securities laws (including the Exchange Act and Rule 10b-5 thereunder) and the rules of the NYSE American;

b)

ensure that directors, employees and other persons subject to this Share Dealing Policy do not abuse, or place themselves under suspicion of abusing, Inside Information that they may have or be thought to have, especially in periods leading up to announcements of the Company’s results;

c)	set out the Company’s procedures for identifying, handling and (where appropriate) delaying the disclosure of Inside Information; and
d)	minimise the risk of inadvertent market abuse by PDMRs, Applicable Employees and their connected persons.

This Share Dealing Policy addresses the dealing restrictions set out in MAR (as defined below), reflects the requirements for a dealing policy under AIM Rule 21 (as amended from time to time) and consolidates the Company’s inside information management procedures. Because the Company’s ADSs are listed on the NYSE American and the Company is registered with the SEC under the Exchange Act, the Company and all persons subject to this Share Dealing Policy are also subject to the U.S. federal securities laws prohibiting insider trading and “tipping”, which apply equally to transactions in ordinary shares on AIM and in ADSs on the NYSE American. Compliance with this Share Dealing Policy does not, of itself, satisfy the obligations of PDMRs or their PCAs (as defined below) under Article 19 of MAR in respect of the notification of transactions; those obligations are personal and are summarised in Part B.

This Share Dealing Policy should be read in conjunction with any other relevant policies from time to time in force.

If this Share Dealing Policy does apply to you, you must understand that your freedom to deal in securities (including in particular, the Company’s securities) is restricted in a number of ways not only by the laws of England and Wales (for example, the insider dealing provisions of the Criminal Justice Act 1993) and the laws of the United States (for example, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder) or restrictions in a director’s service agreement, but also by this Share Dealing Policy.

Under the UK Criminal Justice Act 1993, it is a criminal offence for an individual who has information as an insider to deal on a regulated market (which includes AIM for these purposes), on his own account or through or as a professional intermediary, in securities whose price would be significantly affected if the inside information were made public. It is

Guardian Metal Resources Plc – Share Dealing Policy

also an offence to encourage insider dealing and to disclose inside information with a view to others profiting from it.

MAR defines market abuse as “a concept that encompasses unlawful behaviour on the financial markets”, which should be understood as comprising:

a)	insider dealing (see paragraph 2 below);
b)	unlawful disclosure of inside information (see paragraph 3 below); and
c)	market manipulation (see paragraph 4 below).
2.	Insider Dealing

Insider dealing arises where a person possesses inside information and uses that information by acquiring or disposing of (for its own account or for the account of a third party), directly or indirectly, financial instruments to which that information relates. This includes recommending that another person engage in insider dealing or inducing another person to engage in insider dealing on the basis of that inside information.

MAR expressly prohibits (i) using inside information to cancel or amend an existing order (placed before the possession of inside information); or (ii) placing an order that may not be executed, for example because an order to trade is not acted upon.

Under the U.S. federal securities laws, it is unlawful to purchase or sell any security while in possession of material non-public information relating to that security or its issuer, or to disclose (“tip”) such information to any other person who then trades on the basis of it. These prohibitions are not limited to Securities of the Company: they also prohibit dealing in the securities of any other company (for example a joint venture partner, contractor, supplier, offtake counterparty, financing source or potential acquisition target of the Group) on the basis of material non-public information about that company obtained through your role with the Group. They continue to apply for so long as you remain in possession of such information, and the fact that a transaction is small or is required for an independent personal reason (such as a financial need) is not a defence. The Company and its controlling persons may also be liable for failing to take reasonable steps to prevent insider trading by persons under their control.

3.	Unlawful Disclosure of Inside Information

This behaviour arises where a person possesses inside information and discloses that information to any other person, except where the disclosure is made in the normal exercise of an employment, a profession or duties. Insider dealing amounts to unlawful disclosure of inside information where the person disclosing the recommendation or inducement knows or ought to know that it was based on inside information.

4.	Market Manipulation

Behaviour amounts to market manipulation or attempted market manipulation where, amongst other situations, a person does anything that gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a financial instrument. This

Guardian Metal Resources Plc – Share Dealing Policy

includes entering into a transaction or trade, giving information to the media, or otherwise transmitting false or misleading information.

Encouraging someone else to engage in any of the above market abuse behaviours is also an offence. The offence applies to any person, both corporates and individuals, it can catch behaviour outside the UK, it is based on the effect of the behaviour, rather than the intention, and no transaction is required for the offence to apply.

Breaches of this Share Dealing Policy are serious and could lead to disciplinary action.

5.	Civil Sanctions for Breach of Market Abuse Regime

The following information is subject to change from time to time and may therefore be superseded. Please contact the Chairman if you have any questions regarding this. The Financial Conduct Authority (the “FCA”) has the power to impose civil sanctions for breach of the Market Abuse Regulation, including:

a)	an unlimited financial penalty;
b)	a public statement that the person has engaged in market abuse;
c)	application to the court for an injunction to restrain threatened or continued market abuse or an injunction requiring a person to take steps to remedy market abuse or a freezing order;
d)	application to the court for a restitution order; or
e)	requiring the payment of compensation to victims.
6.	Criminal Sanctions for Breach of Market Abuse Regime

Insider dealing offences

It is a criminal offence under section 52 of the Criminal Justice Act 1993 if an “insider” (i.e. a person who has ‘inside information’):

a)	deals in price-affected securities when in possession of ‘inside information’;
b)

encourages another person to deal in price-affected securities when in possession of inside information. The offence is committed when the encouragement is given, whether or not the other person acts on it; or

c)	discloses inside information, other than in the proper performance of his/her employment, office or profession.

An individual holds information as an “insider” if:

a)	the information is, and he/she knows that the information is, inside information; and
b)	he/she has the information, and knows that he/she has the information, from an inside source.

An individual has information from an “inside source” if:

a)	he/she has the information through being a director, employee or shareholder of an issuer of securities (not necessarily the company whose securities are the subject of the insider dealing); or

Guardian Metal Resources Plc – Share Dealing Policy

b)	he/she has access to the information by virtue of his/her employment, office or profession (for example, because he/she works for an adviser to the issuer); or
c)	the direct or indirect source of his/her information is a director, employee or shareholder of an issuer of securities.

‘Insider dealing’ is a criminal offence under Part V of the Criminal Justice Act 1993 and the FCA has the power to make a prosecution. A person found guilty of insider dealing is liable to:

a)	an unlimited fine; and/or
b)	imprisonment for a term not exceeding the general limit in a magistrates’ court on summary conviction or ten (10) years on conviction on indictment.

False or misleading statements

The FCA also has the power to prosecute individuals who:

a)	make a false or misleading statement under section 89 of the Financial Services Act 2012;
b)	create a false or misleading impression as to the market in, or the price or value of, a relevant investment under section 90 of the Financial Services Act 2012; or
c)	make a false or misleading statement or crate a false or misleading impression in relation to specified benchmarks under section 91 of the Financial Services Act 2012.

It is a criminal offence to make false or misleading statements or create false or misleading impressions with the intention of inducing (or being reckless as to whether it may induce) another person to acquire, dispose of, subscribe for or underwrite investments, or to refrain from doing so, or to exercise or refrain from exercising any rights conferred by the investments.

If found guilty of an offence under section 89, 90 or 91 of the Financial Services Act 2012, PDMRs and their PCAs are liable to:

a)	an unlimited fine; and/or
b)	imprisonment for a term not exceeding the general limit in a magistrates’ court on summary conviction or ten (10) years on conviction on indictment.

United States sanctions

Persons who violate the U.S. insider trading laws may be subject to disgorgement of profits made or losses avoided, civil penalties of up to three times the profit made or loss avoided, criminal fines of up to U.S.$5 million (U.S.$25 million for entities) and imprisonment of up to 20 years, an order barring the person from serving as a director or officer of a U.S. public company, and private civil actions by persons who traded contemporaneously. The Company and its directors and officers may also, as “controlling persons”, be subject to civil penalties of up to the greater of approximately U.S.$1 million (as adjusted for inflation) and three times the profit made or loss avoided by the person under their control.

Guardian Metal Resources Plc – Share Dealing Policy

7.	General

Nothing in this Share Dealing Policy sanctions a breach of the market abuse provisions of the Market Abuse Regulation, the insider dealing provisions of the UK Criminal Justice Act 1993 or any other relevant legal or regulatory requirements.

a)

You must take care and, where appropriate, obtain legal advice and consult the Company’s nominated adviser and/or solicitors. For example, a dealing which may fall within an exemption of this Share Dealing Policy might still need to be disclosed to the Company. It is not a defence under the AIM Rules to seek legal advice and any such dealing should be discussed with the Company, which may need to consult with its nominated adviser.

b)

The preceding introduction and the rule headings in this document do not form part of this Share Dealing Policy, are for guidance and ease of reference only and are not to be construed as affecting the substance or interpretation of this Share Dealing Policy.

c)	Compliance with this Share Dealing Policy may not constitute a defence to any charge under applicable law.
d)

Part A of this Share Dealing Policy contains the Dealing clearance procedures which must be observed by the Company’s PDMRs, any person notified that they are on an “insider list” in accordance with Part A and those employees who have been told that the clearance procedures apply to them (collectively, “Restricted Persons”). This means that there will be certain times when such persons cannot Deal in Securities of the Company.

e)	Part B sets out certain additional obligations which apply only to PDMRs.
f)	Part C sets out the Company’s procedures for the identification, handling and disclosure of Inside Information.
g)

Failure by any person who is subject to this Share Dealing Policy to observe and comply with its requirements may result in disciplinary action. Depending on the circumstances, such non-compliance may also constitute a civil and/or criminal offence.

h)

The Company will not itself purchase or sell Securities of the Company (including by way of buy-back or market purchase) at a time when it is in possession of Inside Information that has not been made public, or during a Closed Period, other than the issue of Securities of the Company pursuant to the exercise or vesting of options, warrants or awards or other contractual commitments entered into before the relevant Closed Period began, or as otherwise permitted by applicable law and approved by the Board on the advice of the Nomad and the Company’s legal advisers.

i)	If you have any questions about this Share Dealing Policy, please speak to the Chairman or any other director designated by the Board for that purpose (as applicable).

Guardian Metal Resources Plc – Share Dealing Policy

8.	Definitions
“AIM”	means the market of that name operated by the London Stock Exchange plc.

“AIM Rules”	means the AIM Rules for Companies published by the London Stock Exchange plc, as amended from time to time (including AIM Rule 21 regarding dealing policies).

“ADSs”	means American Depositary Shares, each representing five ordinary shares of the Company, which are listed on the NYSE American.

“Applicable Employee”	means any employee of the Company or its subsidiary undertaking who is not a PDMR.

“Board”	means the board of directors of the Company from time to time.

“Chairman”	means the chairman of the Company from time to time.

“Closed Period”

means:

(a) the period of 30 calendar days before the release of a preliminary announcement of the Company’s annual results or, where either:

(i)  no such announcement is released; or

(ii) the disclosed preliminary financial results do not contain all the key information relating to the financial figures that are expected to be included in the annual financial report, the period of 30 calendar days before the publication of the Company’s annual financial report;

(b) the period of 30 calendar days before the publication of the Company’s half-yearly financial report; or

(c) any other period that the Board, in its absolute discretion, designates as a closed period.

“Company”

means Guardian Metal Resources Plc, incorporated and registered in England and Wales with company number 13351178 whose registered office is at c/o Orana Corporate LLP, 25 Eccleston Place, London, United Kingdom, SW1W 9NF.

“Company Secretary”	means Orana Corporate LLP, or such other person as the Board may designate to perform the functions of the company secretary under this Share Dealing Policy.

Guardian Metal Resources Plc – Share Dealing Policy

“Conditions”	means the conditions to delayed disclosure of Inside Information set out in Article 17(4) of MAR, as described in paragraph 3 of Part C of this Share Dealing Policy.

“Dealing”

means any type of transaction in Securities of the Company, including purchases, sales (whether of ordinary shares on AIM or of ADSs on the NYSE American or otherwise), the exercise of options, the receipt of shares under share plans, using Securities of the Company as security for a loan or other obligation and entering into, amending or terminating any agreement in relation to Securities of the Company (e.g. a Trading Plan or Investment Programme) in each case, whether for the person’s own account or for the account of a third party, and “Deal” shall be construed accordingly. A non-exhaustive list of the types of transactions that are classed as “Dealing” is set out in Schedule 3.

“Delayed Disclosure Records”	means, in respect of any Inside Information which is not disclosed immediately, a record of that information and its management and the reasons why it was not disclosed.

“Designated Officer”

means:

(a) if the person seeking clearance to Deal is a director (other than the Chairman), the Chairman or any other director designated by the Board for that purpose; or

(b) if the person seeking clearance to Deal is the Chairman, the full Board, or any other director designated by the Board for that purpose; or

(c) if the person seeking clearance to Deal is not a director, the Chairman or any other director designated by the Board for that purpose.

“Disclosure Officer”

means such director as the Board may designate from time to time, who shall be responsible for overseeing the Company’s obligations relating to inside information under Part C of this Share Dealing Policy. Where the Disclosure Officer is unavailable or has a conflict of interest, any other director designated by the Board shall act in his or her place.

“Exchange Act”	means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCA”	means the Financial Conduct Authority.

“Group”	means the Company, its subsidiary undertakings or any member of its group, and “Group Company” means any of them.

Guardian Metal Resources Plc – Share Dealing Policy

“Inside Information”

means information about the Group of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more Securities of the Company, and which, if it were made public, would be likely to have a significant effect on the prices of those Securities of the Company. Information will be of a “precise nature” if it indicates a set of circumstances which exist, or which may reasonably be expected to come into existence, or an event which has occurred, or which may reasonably be expected to occur, where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of the Securities of the Company. In this respect, in the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be precise information. Information which, if it were made public, would be likely to have a “significant effect” on the price of the Securities of the Company means information that a reasonable investor would be likely to use as part of the basis of his or her investment decision. For U.S. purposes, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold Securities of the Company, and is “non-public” until it has been disseminated broadly to the market (for example through a Regulatory News Service announcement and, where applicable, a report on Form 6-K) and the market has had until the end of the second full trading day on the NYSE American following release to absorb it. Information is Inside Information for the purposes of this Share Dealing Policy if it satisfies either the MAR test or the U.S. test.

“Insider Lists”

means lists of persons working for the Company (or a member of its Group) with access to the Company’s Inside Information, whether permanently (“Permanent Insider List”) or in relation to a specific matter (“Specific Insider Lists”). Maintaining a Permanent Insider List is optional.

“Insider Notice”	means a notice in substantially the form set out in Schedule 8 informing the recipient that they are on an Insider List and explaining their duties.

“Investment Programme”	means a share acquisition scheme relating only to the Company’s shares under which:

Guardian Metal Resources Plc – Share Dealing Policy

(a) shares are purchased by a Restricted Person pursuant to a regular standing order or direct debit or by regular deduction from the person’s salary or director’s fees; or

(b) shares are acquired by a Restricted Person by way of a standing election to re-invest dividends or other distributions received; or

(c) shares are acquired as part payment of a Restricted Person’s remuneration or director’s fees.

“Market Abuse Regulation” or “MAR”

means Regulation EU No 596/2014 on market abuse as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018, as amended from time to time (including by the Financial Services Act 2021), and the Financial Services Act 2012 relating to misleading statements and impressions.

“Nomad”	means the Company’s nominated adviser appointed in accordance with the AIM Rules from time to time.

“NYSE American”	means the NYSE American LLC, or such other U.S. national securities exchange on which the ADSs may from time to time be listed.

“Notifiable Transaction”

means any transaction relating to Securities of the Company conducted for the account of a PDMR or PCA, whether the transaction was conducted by the PDMR or PCA or on his or her behalf by a third party and regardless of whether or not the PDMR or PCA had control over the transaction. This captures every transaction which changes a PDMR’s or PCA’s holding of Securities of the Company, even if the transaction does not require clearance under this Share Dealing Policy. It also includes gifts of Securities of the Company, the grant of options or share awards, the exercise of options or vesting of share awards and transactions carried out by investment managers or other third parties on behalf of a PDMR, including where discretion is exercised by such investment managers or third parties and including under Trading Plans or Investment Programmes. A non-exhaustive, non-binding list is included in Schedule 3.

“PCA”

means a person closely associated with a PDMR, being:

(a) the spouse or civil partner of a PDMR; or

(b) a PDMR’s child or stepchild under the age of 18 years who is unmarried and does not have a civil partner; or

(c) a relative who has shared the same household as the PDMR for at least one year on the date of the relevant Dealing; or

Guardian Metal Resources Plc – Share Dealing Policy

(d) a legal person, body corporate, trust or partnership, the managerial responsibilities of which are discharged by a PDMR (or by a PCA referred to in paragraphs (a), (b), or (c) of this definition), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person or which has economic interests which are substantially equivalent to those of such a person.

“PDMR”

means a person discharging managerial responsibilities in respect of the Company, being either:

(a) a director of the Company; or

(b) a member of the administrative, management or supervisory body of the Company; or

(c) a senior executive who is not a member of the administrative, management or supervisory body of the Company, who has regular access to Inside Information relating directly or indirectly to the Company and the power to make managerial decisions affecting the future developments and business prospects of the Company; or

(d) any other employee who has been told by the Company that he or she is a PDMR.

“Record Keeper”	means the Company Secretary (or such other person as may be designated by the Board from time to time).

“Restricted Person”	means: (a) a PDMR; or (b) any person notified that they are on an “insider list”, in accordance with Part A, paragraph 4; or (c) an Applicable Employee.

“Securities of the Company”

means any shares (including ordinary shares and ADSs, whether or not publicly traded or quoted) or debt instruments of the Company (or of any of the Company’s subsidiaries or subsidiary undertakings) or derivatives or other financial instruments linked to any of them, including phantom options.

“SEC”	means the U.S. Securities and Exchange Commission.

“Share Dealing Policy”	means this Share Dealing Policy, as amended from time to time.

“Securities Act”	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Guardian Metal Resources Plc – Share Dealing Policy

“Specific Insider List”	means an insider list created in respect of a specific piece of Inside Information, listing all persons with access to that specific Inside Information.

“Trading Plan”

means a written plan entered into by a Restricted Person and an independent third party that sets out a strategy for the acquisition and/or disposal of Securities of the Company by the Restricted Person, and:

(a) specifies the amount of Securities of the Company to be dealt in and the price at which and the date on which the Securities of the Company are to be dealt in; or

(b) gives discretion to that independent third party to make trading decisions about the amount of Securities of the Company to be dealt in and the price at which and the date on which the Securities of the Company are to be dealt in; or

(c) includes a method for determining the amount of Securities of the Company to be dealt in and the price at which and the date on which the Securities of the Company are to be dealt in. A Trading Plan includes a plan that is intended to satisfy the affirmative defence conditions of Rule 10b5-1(c) under the Exchange Act (a “Rule 10b5-1 Plan”).

Guardian Metal Resources Plc – Share Dealing Policy

Part A - Clearance Procedures

The requirements of this Part A apply to all Restricted Persons.

1.	Inside Information
1.1

You cannot at any time tell anyone (including your family, friends and business acquaintances) any confidential information about the Group. In addition, if any information you have about the Company is Inside Information you cannot:

(a)	deal in any Securities of the Company or any instruments linked to them;
(b)	recommend, encourage or induce somebody else to do the same; and/or
(c)	disclose the Inside Information except where you are required to do so as part of your employment or duties (you will know if this is the case).
1.2	This behaviour is known as “insider dealing”. The prohibition applies even if you will not profit from the dealing.
1.3

All decisions as to whether a transaction, event or occurrence or other matter constitutes Inside Information will be taken by the Disclosure Officer, who shall report the decision to the Board as soon as reasonably practicable.

2.	Dealing by Restricted Persons
2.1

It is the Company’s policy that certain individuals from time to time be designated as a Restricted Person, because of their involvement in a particular transaction or business situation (for example, the annual results process) which means they may have access to Inside Information. You will be notified if you have been designated a Restricted Person and will also be notified when you are no longer a Restricted Person. If you are a PDMR you will always be considered a Restricted Person.

2.2

The Board has absolute discretion to designate any employee as a Restricted Person, thereby restricting that employee from Dealing in Securities of the Company, at any time. A Restricted Person must not Deal in Securities of the Company (i) whilst in possession of Inside Information (notwithstanding any clearance to Deal which may have been granted in accordance with this Share Dealing Policy); or (ii) in relation to a Restricted Person who is a PDMR, during a Closed Period unless the circumstances set out in paragraph 1.2 of Part B are relevant.

2.3

A Restricted Person must not Deal, and must procure that any PCAs must not Deal, in any Securities of the Company without obtaining clearance to Deal in advance in accordance with paragraph 3 of this Part A.

3.	Clearance to Deal
3.1	You must not Deal for yourself or for anyone else, directly or indirectly, in Securities of the Company without obtaining clearance from the Company in advance.
3.2

Applications for clearance to Deal must be made in writing and any such application should be submitted to the Company Secretary (who will liaise with the appropriate Designated Officer on your behalf) using the form set out in Schedule 1 (or by including the equivalent information in an email from your work email account). As well as requiring details about your proposed Dealing, submission of the form requires you to confirm that you do not have Inside Information. If you are a PDMR and you believe that any of the circumstances

Guardian Metal Resources Plc – Share Dealing Policy

in paragraph 1.2 of Part B are relevant to the particular instance of Dealing in respect of which you are making an application, you shall include within such application an explanation as to why you believe this to be the case.

3.3

You must not submit an application for clearance to Deal if you are in possession of Inside Information. If you become aware that you are or may be in possession of Inside Information after you submit an application, you must inform the Company Secretary or the appropriate Designated Officer as soon as possible and you must refrain from Dealing (even if you have been given clearance).

3.4	If you are unsure whether you are in possession of Inside Information or not, please contact the Company Secretary.
3.5	By submitting a clearance application, you will be deemed to have confirmed and agreed that:
(a)	the information included in the form is accurate and complete;
(b)

you are not in possession of Inside Information relating to the Company or any Securities of the Company and if this should change at any time before the transaction, you undertake not to proceed with the transaction;

(c)	if you are a PDMR, you are not requesting to Deal on considerations of a short-term nature other than as disclosed with your application;
(d)

if you are given clearance to Deal and you still wish to Deal, you will do so as soon as possible and in any event within two business days and you understand that this permission is no longer valid beyond that time; and

(e)	if you become aware that you are in possession of Inside Information before you Deal, you will inform the Company Secretary and refrain from Dealing.
3.6

You will receive a written response to your application, normally within five business days. The Company must maintain a record of the response to any Dealing request made by a Restricted Person and of any clearance given. The Company will not normally give you reasons if you are refused permission to Deal. You must keep any refusal confidential and not discuss it with any other person.

3.7

If you are given clearance, you must Deal as soon as possible and in any event within two business days of receiving clearance. In the event that you do not Deal within two business days, you must “refresh” the clearance to Deal (in accordance with this paragraph 3) before Dealing.

3.8	Clearance to Deal may be given subject to conditions. Where this is the case, you must observe those conditions when Dealing.
3.9

As a general rule, clearance will not be given during a Closed Period or any period where there exists any matter which constitutes Inside Information in relation to the Group. Permission may be given in certain situations but applications for clearance will be assessed on a case-by-case basis.

3.10

Save for in exceptional circumstances, you will not be given clearance to Deal in any Securities of the Company on considerations of a short-term nature. A sale of Securities of the Company which were acquired less than six months previously will be considered to be Dealing of a short-term nature. Permission may be given in limited situations but applications for clearance will be assessed on a case-by-case basis.

Guardian Metal Resources Plc – Share Dealing Policy

3.11	You must not enter into, amend or cancel a Trading Plan or an Investment Programme under which Securities of the Company may be purchased or sold unless clearance has been given to do so.
3.12

Different clearance procedures will apply where Dealing is being carried out by the Company in relation to an employee share plan (e.g. if the Company is making an option grant or share award to you, or shares are receivable on vesting under a long-term incentive plan). You will be notified separately of any arrangements for clearance if this applies to you.

3.13

If you act as the trustee of a trust, you should speak to the Designated Officer, Chairman, the Company Secretary or any other director designated by the Board for that purpose (as applicable) about your obligations in respect of any Dealing in Securities of the Company carried out by the trustee(s) of that trust.

3.14	You should seek further guidance from the Designated Officer, Chairman, or any other director designated by the Board for that purpose before transacting in:
(a)

units or shares in a collective investment undertaking (e.g. undertakings for collective investment in transferable securities or an alternative investment fund) which holds, or might hold, Securities of the Company; or

(b)	financial instruments which provide exposure to a portfolio of assets which has, or may have, an exposure to Securities of the Company.
3.15	This is the case even if you do not intend to transact in Securities of the Company by making the relevant investment.
3.16

Before seeking clearance to Deal, you must ensure that you are not bound by any lock-in arrangement entered into in connection with the admission of the Company’s shares to trading on AIM. If you are a director or officer of the Company or otherwise an “affiliate” of the Company for the purposes of the Securities Act, or you hold ordinary shares or ADSs that are “restricted securities” (for example, acquired on the exercise of warrants or options or in a private placement), any sale of ordinary shares or ADSs in the United States, on the NYSE American or to a U.S. person must be registered under the Securities Act or comply with an exemption.

4.	Insider Lists
4.1

You may from time to time also be notified by the Company that you are in possession of Inside Information and, if required, you may also be added to an Insider List (and you will be notified when this is no longer the case). If you are deemed to have Inside Information about the Group and/or have been notified that you are on an Insider List, you will be a Restricted Person.

4.2

The Company is required under MAR to maintain Insider Lists in respect of each piece of Inside Information. As an AIM-listed company, the Company must provide an Insider List to the FCA on request. The requirements for the maintenance of Insider Lists are set out in Part C.

Further Guidance

If you are uncertain as to whether or not a particular transaction requires clearance, you must obtain guidance from the Chairman, the Company Secretary, or any other director designated by the Board for that purpose (as applicable) before carrying out that transaction.

Company Secretary Contact Details

You can contact Orana Corporate LLP, the Company secretary at szulafqar@oranacorp.com or by telephone on +44 203 4756 843.

Guardian Metal Resources Plc – Share Dealing Policy

Part B - Additional Provisions for PDMRs

This Part B applies to PDMRs only.

On appointment or designation as a PDMR, the Company will send the PDMR a letter substantially in the form set out in Schedule 4 notifying them of their obligations under this Share Dealing Policy and MAR.

If you are already a PDMR, the Company will have notified this to you.

1.	Circumstances for Refusal
1.1

You will not ordinarily be given clearance to Deal in Securities of the Company during any period when there exists any matter which constitutes Inside Information or during a Closed Period. In addition, if the person responsible for the clearance has reason to believe that the proposed Dealing is in breach of this Share Dealing Policy or any of the restrictions contained in the Market Abuse Regulation, they must refuse clearance.

1.2	The Company has a very limited ability to permit a PDMR to trade during a Closed Period but may, as an exception, allow a PDMR to do so where the proposed trading activity:
(a)

is a sale of shares in the Company and is necessary because of exceptional circumstances, extremely urgent, unforeseen and compelling reasons, such as severe financial difficulty, which require an immediate sale. When examining whether the circumstances described in the written request are exceptional, the following considerations will be taken into account, among other indicators:

(i)	whether and to the extent the PDMR is, at the moment of submitting its request, facing a legally enforceable commitment or claim, such as a court order; and
(ii)

whether and to the extent the PDMR has to fulfil, or is in a situation entered into before the beginning of the Closed Period requiring, the payment of sums to a third party (including a tax authority) and cannot reasonably satisfy a financial commitment or claim by means other than the immediate sale of Securities of the Company; or

(b)	is in relation to specific types of employee benefit scheme; or
(c)	is a transfer between the PDMR’s own security accounts and does not result in a change in beneficial ownership of the Securities of the Company; or
(d)

is in relation to (i) an undertaking or election to take up entitlements under a rights issue or other offer (including an offer for Securities of the Company in lieu of a cash dividend), (ii) the take up of entitlements under a rights issue or other offer or (iii) allowing entitlements to lapse under a rights issue or other offer; or

(e)

is a transfer between the PDMR’s own accounts (not including a personal pension scheme, family trust or jointly held account) and does not result in a change in the price of the Securities of the Company; or

(f)	is in relation to a share qualification contained in the Company’s articles of association and the PDMR has satisfactorily explained to the Company why the acquisition did not happen earlier,

Guardian Metal Resources Plc – Share Dealing Policy

having regard to the provisions of the Market Abuse Regulation and the specific circumstances of the case in question, and provided that in each case the PDMR is able to demonstrate that the particular trade cannot be executed at any time other than in the relevant Closed Period and they do not have Inside Information.

1.3

A PDMR must talk to the appropriate Designated Officer in advance of any proposed transactions in Securities of the Company even when clearance is not required under this Share Dealing Policy, and must encourage any PCA to do the same.

1.4

If there is any doubt about the ability of any person to Deal, the Company’s legal advisers and Nomad should be consulted. In addition, the Company’s Nomad should be consulted at an early stage if a PDMR is seeking clearance to Deal in any of the circumstances set out in paragraph 1.2.

2.	Notification of Transactions
2.1	You must notify the Company and the FCA in writing of every Notifiable Transaction in Securities of the Company conducted for your account as follows:
(a)

Notifications to the Company must be made using the template in Schedule 2 and sent to the Company Secretary (who will forward it to the appropriate Designated Officer) as soon as practicable and in any event within one working day of the transaction date. You should ensure that your investment managers (whether discretionary or not) notify you of any Notifiable Transactions conducted on your behalf promptly so as to allow you to notify the Company within this time frame. Transactions in ADSs (including on the NYSE American) are Notifiable Transactions and must be notified in the same way.

(b)

Notifications to the FCA must be made promptly and in any event within three working days of the transaction date electronically using the PDMR form available on the FCA’s website. If you would like, the Company Secretary can assist you with this notification, provided that you ask him or her to do so within one working day of the transaction date.

(c)

If you are uncertain as to whether or not a particular transaction is a Notifiable Transaction, you must obtain guidance from the Company Secretary, the appropriate Designated Officer and the Company’s Nomad.

Note: The obligation to notify the FCA of transactions under Article 19 of MAR is a personal obligation of the PDMR (or PCA, as applicable). PDMRs and their PCAs must only notify the FCA of a Notifiable Transaction once the aggregate amount of all transactions (calculated from the beginning of the calendar year) has reached a threshold of €5,000. Thereafter, all subsequent Notifiable Transactions must be notified.

2.2

Once you have notified the Company of a Notifiable Transaction as required by paragraph 2.1(a), the Company must determine whether the information relating to the Notifiable Transaction is required to be made public in accordance with Article 19 of the Market Abuse Regulation and, if it is required to be made public, the Company will be required to make a market announcement of the Notifiable Transaction promptly and in any event within two working days of receipt of your notification. The Company will use the information in the notification sent to the Company Secretary in order to release the relevant Regulatory News Service announcement.

Guardian Metal Resources Plc – Share Dealing Policy

2.3

Pursuant to MAR, it is your personal responsibility, and that of each of your PCAs, to give the Company and the FCA full and accurate details of any dealings in the Securities of the Company carried out on your or their own account within the timescales set out in paragraph 2.1. In making the relevant dealing notifications to the FCA, the Company acts solely on your behalf and will not be liable to the FCA or anyone else if the information supplied by you or your PCA is inaccurate or incomplete.

3.	PCAs and Investment Managers
3.1	You must provide the Company with a list of your PCAs and notify the Company of any changes that need to be made to that list.
3.2

Your PCAs are also required to notify the Company and the FCA in writing, within the time frames given in paragraph 2.1, of every Notifiable Transaction conducted for their account. Please see Schedule 3 for examples of Notifiable Transactions. You should inform your PCAs in writing of this requirement and keep a copy; the Company Secretary will provide you with a letter that you can use to do this (included at Schedule 5 of this Share Dealing Policy). If your PCAs would like, the Company Secretary can assist them with the notification to the FCA, provided that your PCA asks the Company Secretary to do so within one business day of the transaction date. A copy of the form for notifying the FCA is available on the FCA’s website.

3.3	During a Closed Period, you must try to prevent (by taking the steps in paragraph 3.4 below) any Dealings in the Securities of the Company:
(a)	by or on behalf of any of your PCAs; and
(b)

by an investment manager acting on your behalf or on behalf of any of your PCAs where either you or any of your PCAs has funds under management with that investment manager, whether or not discretionary.

3.4	You must inform each of your PCAs and each investment manager acting on your or their behalf in writing:
(a)	of the Company’s name;
(b)	of the Closed Periods when they cannot Deal in the Securities of the Company;
(c)

of any other times when you know you cannot Deal in the Securities of the Company because you have Inside Information about the Company (unless by doing so you would breach your duty of confidentiality to the Company);

(d)	that they must tell you immediately of their intention to Deal in the Securities of the Company so that you may seek clearance to deal; and
(e)	that they must inform you promptly of any subsequent Dealings in the Securities of the Company so that you can notify the Company of such Dealing.
3.5

If you have a life partner who does not satisfy the strict definition of a PCA but you are cohabiting, you are requested to ask them not to Deal (whether directly or through an investment manager) in Securities of the Company during Closed Periods and not to deal on considerations of a short-term nature. The Company will provide a letter which you can pass on to your partner to explain the reasons for this.

Guardian Metal Resources Plc – Share Dealing Policy

Part C - Inside Information Management

This Part C sets out the Company’s procedures and policies for the identification, handling and disclosure of Inside Information. They are designed to help the Company comply with its obligations relating to Inside Information.

These procedures must be followed in every case of Inside Information or potential Inside Information.

1.	Disclosure Officer

The Board shall designate a director to act as the Disclosure Officer. Where the Disclosure Officer is unavailable or has a conflict of interest, any other director designated by the Board shall act in his or her place. The Disclosure Officer may seek the advice of the Company Secretary, the Company’s Nomad and legal advisers as necessary.

The Disclosure Officer is responsible for inter alia deciding whether information is inside for the purposes of MAR and/or price sensitive for the purposes of AIM Rule 11 and determining whether information is material for the purposes of the U.S. federal securities laws, and/or required to be furnished to the SEC on Form 6-K and/or pre-notified to the NYSE American (see paragraph 7 below), whether a delayed release is permissible under MAR.

2.	Responsibility for Record Keeping

Maintaining complete and accurate records and insider lists is important for the Company’s protection and the protection of its staff. The Record Keeper is responsible for keeping the Company’s Inside Information records. All information must be provided to the Record Keeper as soon as possible within the stated timescales and any follow up queries responded to within 1 business day.

The Insider Lists and Delayed Disclosure Records must be kept up to date at all times.

Only the Record Keeper, the Board of Directors and such other persons as may be approved by the Board and notified to the Record Keeper in writing as requiring access to the Insider Lists and/or the Delayed Disclosure Records due to the nature of their position or function may have access to those records.

Insider Lists shall be password protected and otherwise stored electronically such as to inhibit access to persons not authorised to view them. The Insider Lists must be treated in accordance with the Company’s data protection policy and all applicable data protection laws.

Records should be stored in electronic format for at least five years. The FCA may request access to the records at any time. Any request for access to the Company’s records should be referred to the Chief Financial Officer in the first instance.

3.	Website

Relevant announcements will be posted on the Company’s website through its automatic RNS feed. The Record Keeper will be responsible for ensuring that relevant announcements are posted on the Company’s website.

4.	Deciding whether information is inside information

Inside information is information which:

a)	is of a precise nature (i.e. it indicates a set of circumstances or event (current, future,

Guardian Metal Resources Plc – Share Dealing Policy

past or reasonably expected – which have more than a “fanciful chance” of occurring) which is specific enough to enable a conclusion to be drawn as to the possible effects of the information on the price of the relevant financial instruments or related derivatives;

b)	has not been made public;
c)	relates (directly or indirectly) to one or more issuers (e.g. the Company) or to one or more financial instruments;
d)

if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments (e.g. Contracts for Difference). MAR sets out that this should be interpreted as meaning information a reasonable investor would be likely to use as part of the basis of his investment decisions (which potentially extends the definition beyond price sensitivity). A “significant effect” on price has been interpreted to mean “non-trivial”.

Examples of inside information could include material acquisition negotiations, a new material contract, the loss of a substantial customer, sales figures out of line with forecasts, the resignation or hiring of key personnel and proposed fundraisings. It encompasses positive and negative developments. It can also include periodic financial information, even if the information is in line with market expectations. Information should be assessed on a case-by-case basis.

Any employee or director who becomes aware of information that they believe may be inside information (e.g. if they win or lose a very large contract) should relay that information to the Disclosure Officer immediately together with details of how it came to be in their possession if relevant. They should not tell any other person about the information. The Disclosure Officer should consider the information without delay (unless the information is manifestly not inside information).

In relation to Periodic Financial Reporting, the FCA advise that companies should start with the assumption that their results are inside information and document any decision in relation thereto. Accordingly, as soon as reasonably possible following the close of the relevant period end (half year or full year) the Chief Financial Officer should review the reporting timetable, form a preliminary view as to whether the financial information (or any parts of it) may be considered inside and consult the Disclosure Officer on the MAR implications of the financial information at an early stage, with reviews to follow as necessary. Where an earlier view is possible, the Chief Financial Officer should discuss this with the Disclosure Officer. In any case, the management accounts relating to the half and full year periods must be treated as inside information with dissemination strictly limited on a “need to know” basis. This review should form part of the routine reporting cycle.

In some cases, information may not fulfil the criteria for being inside at an early stage (e.g. in an M&A situation) but could clearly become inside in due course if matters progress. These matters must be treated as strictly confidential, kept on a “need to know” basis, have the information treated as if it were inside and be monitored as they develop to identify if and when they become inside information.

The Disclosure Officer is responsible for considering and determining whether any information within the Company is inside information. The Disclosure Officer will consult

Guardian Metal Resources Plc – Share Dealing Policy

the Company’s Nomad and Company Secretary and may consult the Company’s legal advisers for assistance if necessary.

5.	Deciding whether to delay the announcement of inside information

Under MAR, the Company may delay the release of inside information (on its own responsibility) if all the following conditions (“Conditions”) are met:

a)

immediate disclosure is likely to prejudice the legitimate interests of the Company (e.g. if the Company is in the course of negotiations to acquire another business and public disclosure of that fact would be likely to jeopardise the negotiations or the issuer is in the process of preparing a periodic financial report and immediate public disclosure of information to be included in the report would impact on the orderly production and release of the report and could result in the incorrect assessment of the information by the public);

b)	delay of disclosure is not likely to mislead the public; and
c)	the Company is able to ensure the confidentiality of the information.

If the Disclosure Officer determines that information is inside information, they shall:

5.1	inform the other members of the Board about the inside information;
5.2

determine (in consultation with the Company Secretary and the Company’s Nomad (as necessary and practicable in the circumstances)) whether the information should be announced immediately or whether it is appropriate to delay the announcement;

5.3	if it is not considered appropriate to delay the announcement:
(a)

an announcement shall be drawn up, signed off and released as soon as possible in accordance with the usual practice of the Company in consultation with its Nomad (including the NYSE American notification and Form 6-K steps described in paragraph 7 below); and

(b)	a copy of the announcement shall be posted on the Company’s website as soon as possible following release of the announcement;
5.4	if it is considered appropriate to delay the disclosure of the information, the Disclosure Officer shall confirm if all the Conditions for delay are met;
5.5	if the Conditions are not met, the information will need to be announced as soon as possible as per 5.3. above;
5.6	if the Conditions are met:
(a)

if delay is permitted under the AIM Rules (which should be confirmed with the Nomad), the Disclosure Officer must record the decision and the information set out in Schedule 6 (“Schedule 6 Information”) and email it to the Record Keeper as soon as possible after the decision is made. If the Record Keeper was at the relevant Disclosure Officer meeting, they may draft the relevant record and information for approval by the Disclosure Officer;

(b)

the Record Keeper shall create a new matter specific Specific Insider List and include thereon the persons identified in the Schedule 6 Information provided (unless they appear on the Permanent Insider List) and request any additional information required to complete the Specific Insider List in respect of each person;

Guardian Metal Resources Plc – Share Dealing Policy

(c)	the Record Keeper shall create a new Delayed Disclosure Record and update it according to the details provided in the Schedule 6 Information;
(d)

the Record Keeper shall send (or procure the sending) to each of the persons on the relevant Specific Insider List, a notice in substantially the form set out in Schedule 8 informing them that they are on the insider list and explaining their duties (“Insider Notice”) and requesting each recipient to complete the required details for the Specific Insider List and confirm their understanding of their obligations; and

(e)	the Disclosure Officer shall determine which persons or categories of persons need to know the inside information;
5.7	the Disclosure Officer shall nominate appropriate members to take primary responsibility for monitoring compliance with the Conditions;
5.8

the Disclosure Officer shall, in consultation with the Nomad, consider the need to prepare an appropriate announcement to be released in the event of a suspected leak, prepare the same if necessary and keep the same under review.

6.	During the period of delay in disclosing inside information

The following policies and procedures apply during the period of delay prior to the announcement of the information.

6.1

Inside information may only be given to those persons or categories of persons who have been approved by the Disclosure Officer. Such persons must be bound by an obligation of confidentiality and aware that they are not able to trade in the Company’s securities until the information has been publicly announced. Clarification should be sought where necessary from a member of the Board prior to disclosing inside information to any new person or category of person.

6.2

Documents concerning inside information held by the Company should be password protected and, where possible, not stored on a common drive which is generally accessible. The password should not be provided to anyone who has not been approved to receive it by a member of the Board. Even where a person may be aware of the general nature of the inside information, there may be good reason to limit access to more detailed information (e.g. due diligence reports and draft transaction documents).

6.3

Where inside information is contained in hard copy documents, the documents should not be shared save with those persons approved by a member of the Board to receive them. These documents must also not be left out and should be locked or hidden away when not in use. Hard copy documents should be shredded prior to disposal.

6.4

Telephone and in person discussions relating to inside information (whether on or off the Company’s premises) must be conducted in private so that persons who are not party to the information are not able to overhear it.

6.5

Where any new person is given the inside information, that person and the time that they became inside shall be notified to the Chief Financial Officer and the Record Keeper to add to the Specific Insider List and the Record Keeper shall send them an Insider Notice and request their details for the list.

6.6	The person within the Company disclosing the inside information to a person who is not already on the Insider List shall be responsible for advising the Record Keeper of the new person’s details.

Guardian Metal Resources Plc – Share Dealing Policy

6.7

Where the details of any person on an Insider List change or the reason for their inclusion on the Insider List changes, they shall notify the Record Keeper as soon as possible and the Record Keeper shall update the Insider List as necessary.

6.8	Where a person ceases to have access to inside information, the Record Keeper shall be informed and the Insider List updated accordingly.
6.9

Where external parties are involved, they must be made aware that information is considered by the Company to be inside at or before the time it is provided (or if it becomes inside subsequently, as soon as reasonably practicable thereafter). It should not be provided to any person who is not obliged to maintain the confidentiality of the information. The Record Keeper should be made aware of which external parties are aware of the inside information and may confirm with those parties that they are keeping their own insider lists (although this is not an obligation of the Company).

6.10

If a leak is suspected (accidental or otherwise), it shall be immediately brought to the attention of the Board and the Disclosure Officer shall be notified immediately and shall (in conjunction with advisers if necessary) investigate and determine whether a leak has taken place which has not or cannot be successfully contained (e.g. it was given to an unauthorised staff member by accident but appropriately addressed to prevent further disclosure) and necessitates an immediate announcement of the inside information. If an announcement is required:

(a)	the Board shall be advised by the Disclosure Officer; and
(b)

an announcement shall be drawn up, signed off and released as soon as possible in accordance with the Company’s normal procedures (in consultation with the Company’s Nomad and legal advisers as necessary);

(c)	the announcement shall also be posted on the Company’s website as soon as possible after release for a period of at least five years;
(d)	the Record Keeper shall be informed;
(e)	the Record Keeper shall be responsible for lodging a notification of delayed disclosure with the FCA following release of the announcement if necessary;
(f)	the Record Keeper shall update the Insider List and close it if necessary; and
(g)

any person who received a market sounding from the Company in respect of the inside information shall be informed if the information (or part of it as appropriate) has ceased to be inside in accordance with Article 11 of MAR and the associated technical standards.

6.11

During the period of delay, the Disclosure Officer shall keep the Conditions under review at reasonable periodic intervals and on the occurrence of any event or discovery of new information which might affect how or if the Conditions are being met.

(a)

If the Disclosure Officer is satisfied (having consulted with the Company’s Board, legal advisers, the Company Secretary and/or Nomad if necessary) that the Conditions remain satisfied following a review, it shall confirm the same to the Record Keeper by email confirming the time and date of the review and whether there has been any change to the reasons why the Conditions are fulfilled since the last

Guardian Metal Resources Plc – Share Dealing Policy

review. The Record Keeper shall update the Delayed Disclosure Record accordingly.

(b)

In the event of any change in circumstances that means that the Conditions are no longer fulfilled, the Disclosure Officer shall inform the Board immediately. An announcement will be required and the procedure set out in paragraph 5.3 above shall be followed.

7.	Deciding to release inside information

The Disclosure Officer shall be responsible for determining when inside information should be announced in consultation with the Company’s legal advisers, Nomad and the Company Secretary as necessary.

When an announcement is required:

7.1	the Board shall be advised by the Disclosure Officer;
7.2

an announcement shall be drawn up, signed off and released as soon as possible in accordance with the Company’s normal procedures (in consultation with the Company’s Nomad and legal advisers as necessary);

7.3

where the announcement is to be released at a time when the NYSE American is open for trading (or shortly before the opening of trading), the Company shall notify the NYSE American in advance in accordance with Sections 401 and 402 of the NYSE American Company Guide (which require at least ten minutes’ prior notice of the release of material news during, or shortly before, U.S. trading hours), and the announcement shall be furnished to the SEC under cover of Form 6-K promptly following its release to a Regulatory News Service;

7.4	the announcement shall also be posted on the Company’s website as soon as possible after release for a period of at least five years;
7.5	the Record Keeper shall be informed;
7.6

the Record Keeper shall be responsible for lodging the required notification of delayed disclosure with the FCA following release of the announcement (via the prescribed form on the FCA website www.fca.org.uk). The contents of the notification are set out in the form in Schedule 7; and

7.7	the Record Keeper shall update and close the Insider Lists; and
7.8

any person who received a market sounding from the Company in respect of the inside information shall be informed that the information has ceased to be inside in accordance with Article 11 of MAR and the associated technical standards. Where the Company’s broker conducted a market sounding on behalf of the Company, they will be responsible for ensuring this is done.

8.	Advisers

All advisers to the Company must be under an obligation of confidentiality to the Company either professionally or contractually.

Where advisers are acting for the Company in connection with a project which is or involves Inside Information, they should keep an insider list of their own staff working on our inside projects and be asked to confirm in writing that they will do so.

An email substantially in the form set out in Schedule 9 should be sent to the key contact at the relevant adviser by the Company Secretary when the adviser is first instructed by the Company and a response obtained and retained by or on behalf of the Company.

Guardian Metal Resources Plc – Share Dealing Policy

Where a project has the potential to become inside, advisers should be notified of this with their initial instructions. When a project becomes inside, all advisers should be notified without delay that the project is inside and that they need to maintain an insider list.

The Company Secretary should be notified of each adviser working on a project and the key contact there.

Guardian Metal Resources Plc – Share Dealing Policy

Schedule 1 - Clearance Application Template

GUARDIAN METAL RESOURCES PLC (the “Company”)

Application for Clearance to Deal

If you wish to apply for clearance to Deal under the Company’s Share Dealing Policy, please complete sections 1 and 2 of the table below and submit this form to the Company Secretary at szulafqar@oranacorp.com. By submitting this form, you will be deemed to have confirmed and agreed that:

a)	the information included in this form is accurate and complete;
b)

you are not in possession of Inside Information relating to the Company or any Securities of the Company and if this should change at any time before the transaction, you undertake not to proceed with the transaction;

c)

if you are given clearance to Deal and you still wish to Deal, you will do so as soon as possible and in any event within two business days and you understand that this permission is no longer valid beyond that time;

d)	if you become aware that you are in possession of Inside Information before you Deal, you will inform the Company Secretary and refrain from Dealing; and
e)

immediately after the transaction takes place and in any event within one working day of the transaction, you will notify the Company Secretary of the dealing in accordance with the Share Dealing Policy.

1.	Applicant
(a) Name
(b) Contact details	[Please include email address and telephone number.]
2.	Proposed dealing
(a) Description of the Securities of the Company	[e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share or debt instrument.]
(b) Number of Securities of the Company	[If actual number is not known, provide a maximum amount (e.g. ‘up to 100 shares’ or ‘up to £1,000 of shares’).]
(c) Nature of the Dealing

[Description of the transaction type (e.g. acquisition; disposal; subscription; option exercise; settling a contract for difference; entry into, or amendment or cancellation of, an Investment Programme or Trading Plan).]

(d) Other details

[Please include all other relevant details which might reasonably assist the person considering your application for clearance (e.g. transfer will be for no consideration). If you are applying for clearance to enter into, amend or cancel an Investment Programme or Trading Plan, please provide full details or attach a copy of its terms.]

Guardian Metal Resources Plc – Share Dealing Policy

Schedule 2 - Notification Template (PDMR Transactions)

Guardian Metal Resources Plc (the “Company”)

Transaction Notification

Please send your completed form to the Company Secretary at szulafqar@oranacorp.com, to be received as soon as is practicable after the Dealing and in any event within one working day of the transaction occurring. If you require any assistance in completing this form, please contact the Company Secretary.

PDMRs of the Company and their PCAs must also submit a notification of the same information to the FCA by submitting their online form (which requires the same information) promptly and in any event within 3 working days of the transaction occurring.

1.	Details of PDMR / person closely associated with them (“PCA”)
(a) Name	[Include first name(s) and last name(s). If the PCA is a legal person, state its full name including legal form.]
(b) Position / status	[For PDMRs, state job title e.g. CEO, CFO. For PCAs, state that the notification concerns a PCA and the name and position of the relevant PDMR.]
(c) Initial notification / amendment	[Please indicate if this is an initial notification or an amendment to a prior notification. If this is an amendment, please explain the previous error which this amendment has corrected.]
2.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
(a) Description of the Securities of the Company	[State the nature of the instrument e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share or debt instrument.]
(b) Nature of the transaction

[Description of the transaction type e.g. acquisition, disposal, subscription, contract for difference, etc. Please indicate whether the transaction is linked to the exercise of a share option programme. If the transaction was conducted pursuant to an Investment Programme or a Trading Plan, please indicate that fact and provide the date on which the relevant Investment Programme or Trading Plan was entered into.]

(c) Price(s) and volume(s)

[Where more than one transaction of the same nature are executed on the same day and at the same place, prices and volumes should be separately identified. Please specify the currency and the metric for quantity.]

Guardian Metal Resources Plc – Share Dealing Policy

(d) Aggregated information	[Aggregated volume and, in the case of multiple transactions, the weighted average price. Please state the currency.]
(e) Date of the transaction	[Date of execution using the date format: YYYY-MM-DD and please specify the time zone.]
(f) Place of the transaction	[Please name the trading venue. If the transaction was not executed on any trading venue, please state ‘outside a trading venue’.] [For ADSs traded on the NYSE American, state “NYSE American”.]

Guardian Metal Resources Plc – Share Dealing Policy

Schedule 3 - Examples of Notifiable Transactions

The following is a non-exhaustive, non-binding list of the types of transactions that are classed as “Dealing” and which constitute Notifiable Transactions:

a)	An acquisition, disposal, short sale, subscription or exchange.
b)

The acceptance or exercise of a share option or award, including of a share option/award granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise and/or vesting of a share option/award.

c)	Entering into or exercising equity swaps.
d)	Transactions in or related to derivatives, including cash-settled transactions and phantom options.
e)	Entering into a contract for difference on a Security of the Company.
f)	The acquisition, disposal or exercise of rights, including put and call options, and warrants.
g)	Subscriptions to a capital increase or debt instrument issuance of the Company.
h)	Transactions in derivatives and financial instruments linked to a debt instrument of the Company, including credit default swaps.
i)	Conditional transactions, upon the occurrence of the conditions and actual execution of the transactions.
j)	Automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares.
k)	Gifts and donations made or received, and inheritance received.
l)	Transactions executed in index-related products, baskets and derivatives.
m)	Transactions executed by a manager of an alternative investment fund in which the PDMR or its PCA has invested.
n)	Transactions executed in shares or units of investment funds, including alternative investment funds.
o)	Transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a PDMR or their PCA.
p)	Borrowing or lending of shares or debt instruments of the Company or derivatives or other financial instruments linked to them.
q)

The pledging or lending of financial instruments or other Securities of the Company by or on behalf of a PDMR or a PCA. A pledge or similar security interest, of financial instruments in connection with the depositing of the financial instruments in a custody account does not need to be notified, unless and until such time that such pledge or other security interest is designated to secure a specific credit facility.

r)	Transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a PDMR or a PCA, including where discretion is exercised.
s)

Transactions made under a life insurance policy, where the policyholder is a PDMR or a PCA and they bear the investment risk and have the power or discretion to make investment decisions regarding specific instruments in relation to the policy or to execute transactions regarding specific instruments for that policy. No notification obligation is imposed on the insurance company.

Guardian Metal Resources Plc – Share Dealing Policy

Schedule 4 - Letter from Company to PDMRs

[ON COMPANY LETTERHEAD]

[Name of PDMR]

[Address]

[Date]

Dear [Name of PDMR]

Notification of transactions in Guardian Metal Resources Plc’s shares or debt instruments and related financial instruments

In this letter, Guardian Metal Resources Plc (the “Company”) draws your attention to:

a)	the notification obligations applying to any person discharging managerial responsibilities within the Company and/or one of its subsidiaries (a “PDMR”); and
b)	the notification obligations applying to persons closely associated with PDMRs.

[As a Director of the Company, you are a PDMR for the purposes of MAR.]

OR

[You have been designated by the Company as a PDMR for the purposes of MAR because you are a senior executive who has regular access to inside information relating directly or indirectly to the Company and have the power to take managerial decisions affecting the Company’s future developments and business prospects.]

The obligations in this letter therefore apply to you.

Note that as a PDMR, you cannot deal in any securities of the Company or related financial instruments during any MAR closed period, unless you are first able to obtain clearance to deal in advance in the limited circumstances permitted by MAR (as noted in Part B of the Share Dealing Policy). Dealings by PDMRs outside of MAR closed periods are governed by the Share Dealing Policy and may also require prior clearance.

1.Notification Obligation - PDMRs

You are required, as a PDMR, to notify the Company and the FCA in writing of the occurrence of all transactions conducted on your own account in the Company’s shares or debt instruments, or derivatives or any other financial instruments relating to those shares or debt instruments. The Company must in turn announce the information.

Under MAR, the PDMR must notify the FCA promptly and in any event no later than three working days after the date of the transaction. The Company requires notifications to be made by PDMRs to the Company within one working day of the date on which the transaction occurred, in order to give it time to comply with its obligations to notify the market within two working days of receipt of your notification.

Guardian Metal Resources Plc – Share Dealing Policy

I attach a form to disclose transactions which you should complete as appropriate. Completed forms should be addressed to the Company Secretary at szulafqar@oranacorp.com. Following receipt of the information from you, the Company will notify the market.

The same notification must also be sent to the FCA using the online form on their website. Transactions in ADSs (including on the NYSE American) are notifiable in the same way as transactions in ordinary shares.

2.Notification Obligation - Persons Closely Associated

Persons closely associated with you have a separate, primary notification obligation in the case of transactions by them. Persons closely associated with you are:

a)	your spouse or civil partner;
b)	your dependent children, meaning children or stepchildren under the age of 18 years, who are unmarried and do not have a civil partner;
c)	a relative who has shared the same household for at least one year on the date of the transaction concerned; or
d)

a legal person, corporate body, trust or partnership whose managerial responsibilities are discharged by a PDMR or by a person referred to in any of paragraphs (a) to (c) above, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

Persons closely associated with you must notify the Company and the FCA in writing of the occurrence of all transactions conducted on their own account in the Company’s shares, or derivatives or any other financial instruments relating to those shares, promptly and in any event within three working days of the date on which the transaction occurred.

3.Letter to Persons Closely Associated with you

You are required to notify persons closely associated with you of the notification obligations set out in paragraph 2. I attach a draft of an explanatory letter which you can send to persons closely associated with you. Please keep a copy of the notifications you send to those persons closely associated with you.

Please provide us with a list of all persons closely associated with you in the form attached to this letter. Please also inform the Company Secretary as soon as possible if there is a change in your persons closely associated.

4.Company Share Dealing Policy

I enclose, for your information and reference, a copy of the Share Dealing Policy, which applies to dealings by PDMRs (and to dealings by other employees) at any time.

If you have any questions regarding these disclosure obligations generally, please contact the Company Secretary.

Yours sincerely

Guardian Metal Resources Plc – Share Dealing Policy

[●]

for and on behalf of

GUARDIAN METAL RESOURCES PLC

Name of PDMR:

Persons Closely Associated

Name	Reason for being a Person Closely Associated

Signed: ......................................................

Dated: ......................................................

Guardian Metal Resources Plc – Share Dealing Policy

Schedule 5 - Letter From PDMRs to PCAs

[Name of PCA]

[Address]

[Date]

Dear [Name of Person Closely Associated]

GUARDIAN METAL RESOURCES PLC - Transactions in the Company’s shares or debt instruments and related financial instruments

I am a person discharging managerial responsibility in relation to Guardian Metal Resources Plc (the “Company”). For the purposes of the Market Abuse Regulation (Regulation EU No 596/2014 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018, as amended from time to time), you are a person closely associated with me.

Notification of Transactions

The Market Abuse Regulation requires you, as a person closely associated with me, to notify the Company and the Financial Conduct Authority of the occurrence of all transactions conducted on your own account in the Company’s shares or debt instruments, or derivatives or any other financial instruments relating to those shares or debt instruments. The Company must in turn announce the information (if applicable).

Under the Market Abuse Regulation, both the notification from you and the Company’s announcement must be made promptly and no later than three working days after the date of the transaction. However, the Company requires the notification to be made to it within one working day of the date on which the transaction occurred, in order to give it time to comply with its obligation to notify the market within two working days.

I attach a form for disclosure of transactions, which you should complete as appropriate. Completed forms should be addressed to the Company Secretary at szulafqar@oranacorp.com. Following receipt of the information from you, the Company will notify the market (if applicable). If you have any questions on these notification obligations or their application, please contact the Company Secretary at szulafqar@oranacorp.com.

The same notification must also be sent to the FCA using the online form on their website. Transactions in ADSs (including on the NYSE American) are notifiable in the same way as transactions in ordinary shares.

If you wish, the Company will do this on your behalf, although you will retain responsibility for ensuring that your obligations have been complied with.

Dealing Restrictions

As a person discharging managerial responsibilities, I am not permitted to conduct any notifiable transactions (whether directly or through an investment manager) during certain “Closed Periods” nor to deal in the Company’s shares, debts or any other financial instruments

Guardian Metal Resources Plc – Share Dealing Policy

on considerations of a short-term nature. Please do not conduct any notifiable transactions during any Closed Periods that I inform you of.

The Market Abuse Regulation has been enacted to prevent insider dealing, improper disclosure of inside information and market manipulation. There are accordingly penalties for failure to comply with the obligations to notify notifiable transactions, including an unlimited financial penalty.

Please sign and return a copy of this letter to acknowledge your responsibilities as a person closely associated with me as a person discharging managerial responsibilities of the Company.

Yours sincerely

[Name of PDMR]

............................................................................

Signature of PCA

Guardian Metal Resources Plc – Share Dealing Policy

Schedule 6 - New Inside Information Matter - Details to be Recorded

The following information must be provided to the Record Keeper when a decision is made to delay the disclosure of Inside Information:

Project Name
Description of Inside Information
Date and time the Inside Information came into the Company’s possession	[YYYY-MM-DD, HH:MM (UTC)]
Date and time the decision was made not to announce the Inside Information	[YYYY-MM-DD, HH:MM (UTC)]
Timing of likely public disclosure of the Inside Information
Persons responsible for deciding to delay the announcement and the likely end date of the delay	[Disclosure Officer] [YYYY-MM-DD]

Explanation of how the Conditions have been met: (i) immediate disclosure is likely to prejudice the Company’s legitimate interests; (ii) a delay is not likely to mislead the public; (iii) the Company is able to ensure the confidentiality of the information

Explain the information barriers that have been put in place internally and with regard to third parties
Identity of the person(s) responsible for monitoring ongoing compliance with the Conditions	Disclosure Officer
Persons who know the Inside Information; reason for having access and time and date of disclosure	[Name / Reason / Time and Date]

Guardian Metal Resources Plc – Share Dealing Policy

Persons responsible for deciding on public announcement of the Inside Information	Disclosure Officer
Persons responsible for notifying the FCA of the delayed release following announcement	Record Keeper

Guardian Metal Resources Plc – Share Dealing Policy

Schedule 7 - Delayed Disclosure FCA Notification

Notifications are to be made to the FCA using their online form. See www.fca.org.uk. The following sets out the information that will be required:

Notification to the Financial Conduct Authority pursuant to Article 17(4) of Regulation (EU) No. 596/2014

(a) Full legal name of the Company	GUARDIAN METAL RESOURCES PLC
(b) Full name and position of the person making the notification
(c) Work email address and phone number of the person making the notification

(d) Identification of the publicly disclosed inside information that was subject to delayed disclosure: (i) title of the disclosure statement; (ii) reference number (if applicable); (iii) date and time of the public disclosure

(e) Date and time of the decision to delay the disclosure of inside information	[YYYY-MM-DD, HH:MM (UTC)]
(f) The identity of all persons with responsibilities for the decision of delaying the public disclosure of inside information

Guardian Metal Resources Plc – Share Dealing Policy

Schedule 8 - Insider Notice

[To be sent by the Company Secretary via secure means]

[PROJECT [NAME OR MATTER] (“PROJECT”)]

NOTICE AS REQUIRED UNDER ARTICLE 18(2) OF THE MARKET ABUSE REGULATION

Please be informed that you have been placed on our insider list for the above-mentioned Project. This is because the Company considers that the Project constitutes and/or contains Inside Information and, accordingly, you are in possession of Inside Information relating to the Company or its securities.

We are required under Article 18(2) of the Market Abuse Regulation (Regulation (EU) No. 596/2014 as retained under UK law by the European Union (Withdrawal) Act 2018, as amended (“MAR”)) to take all reasonable steps to ensure that you acknowledge in writing your legal and regulatory duties and that you are aware of the sanctions applicable in the case of insider dealing and unlawful disclosure of Inside Information.

Please read the following information and confirm in writing (by signing below or by return email) that you have received it and have understood its contents.

Insider Dealing

Article 14 of MAR contains a prohibition on insider dealing and unlawful disclosure of Inside Information as follows. A person shall not:

a)	engage or attempt to engage in insider dealing;
b)	recommend that another person engage in insider dealing or induce another person to engage in insider dealing; or
c)	unlawfully disclose Inside Information.

Insider dealing arises where a person possesses Inside Information and uses that information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, financial instruments to which that information relates. The use of Inside Information by cancelling or amending an order concerning a financial instrument to which the information relates where the order was placed before the person concerned possessed the Inside Information is also considered insider dealing.

Sanctions

MAR will be enforced in the UK by the Financial Conduct Authority. Sanctions for breach of Article 14 include:

a)	substantial fines;
b)	confiscation of profits made or losses avoided;
c)	public or private censure;

Guardian Metal Resources Plc – Share Dealing Policy

d)	a cease and desist order in relation to the offending conduct; and
e)	where a person works in an investment firm and exercises managerial responsibilities in that firm, temporary or permanent prohibition from exercising management functions.

In the UK, under the Criminal Justice Act 1993, insider dealing, encouraging insider dealing by others and disclosing Inside Information other than in the proper performance of employment, office or profession are also criminal offences. The penalties for the insider dealing offences are an unlimited fine and/or imprisonment (up to six months on summary conviction and up to ten years on conviction on indictment).

Accordingly, you cannot trade or attempt to trade in the Company’s securities (or any other securities which may be affected by the Project) for your own or anyone else’s benefit, either directly or indirectly, until the Project has been announced. You must also refrain from recommending, inducing or encouraging any other person to do so. You must keep the Inside Information strictly confidential save as required in the normal course of your employment, profession or duties to the Company for the purposes of the Project and not share it with any person (internally or externally) who is not part of the Project team without the prior authorisation of the Chief Executive Officer or Disclosure Officer.

Internal Policies

If you are an employee or officer of the Company or have otherwise agreed to be bound by it, you are also obliged to comply with the Company’s Share Dealing Policy.

Changes to your details

If any of your details as set out in the Insider List change, please inform us immediately by emailing your new details to our Company Secretary at szulafqar@oranacorp.com. These details comprise your name, work and personal telephone numbers, your company name and address, your function and reason for being an insider and your home address.

Confirmation

Please sign below to confirm that you have read this notice and understand its contents.

I acknowledge receipt of this notice and confirm I understand its contents and my obligations under MAR.

_________________________

Print Name: .......................................................

Date: .......................................................

Guardian Metal Resources Plc – Share Dealing Policy

Schedule 9 - Adviser Notice

[To be sent by the Company Secretary]

Re: Guardian Metal Resources Plc (the “Company”)

Dear [Name of main contact at adviser],

We refer to the ongoing retainer arrangement between [Name of Adviser] and the Company. The purpose of this email is to ask you to confirm your compliance with the UK Market Abuse Regulation (“MAR”) in respect of the Company. Please read the below and confirm your agreement by return email.

As part of your involvement with the Company, you may be provided with Inside Information with respect to the Company from time to time. You must therefore ensure that you act in compliance with MAR in all respects including but not limited to the following:

a)

When in possession of Inside Information about the Company, you are required to draw up and maintain a list (an “Insider List”) of individuals working on the Company’s account (under a contract of employment or otherwise) who may from time to time possess, or have access to, Inside Information about the Company.

b)

Such Insider List must include: (i) in respect of each individual therein, all the information that would be required under MAR were the FCA to request a copy of the Insider List; (ii) the reason why each individual is on the Insider List; and (iii) the date on which the Insider List was created and updated.

c)

The Insider List must be promptly updated: (i) when there is a change to the reason why an individual is already on the Insider List; (ii) when any individual who is not already on the Insider List is provided with access to Inside Information; and (iii) to indicate the date on which an individual already on the Insider List no longer has access to Inside Information.

d)	The Insider List must be kept for a period of not less than five years from the date on which such Insider List was created or updated (whichever is later).
e)	You must provide the FCA with a copy of the Insider List as soon as possible upon request.
f)	You must inform the Company when there is a change to the principal contact at your organisation for the purposes of the above.

Please paste the below to the top of your return email (or amend as required):

I confirm that [Name of adviser] will comply with MAR and the procedures set out in this email in respect of the Company and that I am the key contact at my organisation for this purpose.

Guardian Metal Resources Plc – Share Dealing Policy

If you have any queries about this procedure, please contact the Company Secretary directly at szulafqar@oranacorp.com.

Kind regards

[●]

Company Secretary

GUARDIAN METAL RESOURCES PLC